Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to Nabors Industries Ltd. Amended and Restated 2003 Employee Stock Plan, and to the incorporation by reference therein of our report dated March 27, 2009, with respect to the consolidated financial statements of NFR Energy LLC included in Nabors Industries Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 6, 2010